690201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120276879-14
	Filing Date and Time: 04/20/2012 1:07 PM
	Entity Number: E0569052007-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Baby Fox International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FIRST of the Articles of Incorporation shall be amended to change the name of the corporation to:

"Wonhe High-Tech International, Inc."

Article THIRD of the Articles of Incorporation shall be amended to effect a 10-for-1 forward stock split. Specifically, the Articles of Incorporation shall be amended as follows:

(See attached Certificate of Amendment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80.0336%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

BABY FOX INTERNATIONAL, INC.

Article FIRST of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

"**FIRST**. The name of the corporation is:

Wonhe High-Tech International, Inc."

Article THIRD of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

"**THIRD.** The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000). The par value of each of such shares is $.001. Ten Million (10,000,000) of such shares are preferred stock and Ninety Million (90,000,000) of such shares are common stock. Effective upon the Effective Date, the outstanding shares of common stock of the Corporation shall be split on the basis that, each one (1) share shall become ten (10) shares of common stock without changing the par value of the shares of the Corporation (the "Stock Split").

The "Effective Date" shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of the Stock Split, subject to the prior filing and recording of this Amendment in the office of the Secretary of State of the State of Nevada."